Exhibit 99.B(e)(2)

SCHEDULE I

To the Distribution agreement between

Victory Portfolios and Victory Capital Advisers, Inc. dated November 30, 2007

FUNDS

Name of Portfolio

Balanced Fund
Core Bond Fund
Diversified Stock Fund
Established Value Fund
Federal Money Market Fund
Financial Reserves Fund
Focused Growth Fund
Fund for Income
Government Reserves Fund
Institutional Money Market Fund
International Fund
International Select Fund
Investment Grade Convertible Fund
National Municipal Bond Fund
Ohio Municipal Bond Fund
Ohio Municipal Money Market Fund
Prime Obligations Fund
Small Company Opportunity Fund
Special Value Fund
Stock Index Fund
Tax-Free Money Market Fund
Value Fund

As of October 22, 2008.